Exhibit 10.3
Award Certificate

Performance Share Units Granted under the

First Amended and Restated Simmons First National Corporation 2015 Incentive Plan

This Award Certificate, effective as of the Grant Date between Simmons First National Corporation (“Simmons”) and the Participant, who is an employee of Simmons or a parent or subsidiary corporation (as defined in sections 424(e) or (f) of the Code) (the “Company”), is approved under the First Amended and Restated Simmons First National Corporation 2015 Incentive Plan (the “Plan”) and evidences the grant of performance share units (“PSUs”) to the Participant under the Plan, as follows.
Simmons hereby grants to the Participant the right to receive the PSUs set forth in Section 2 below. The PSUs are in all respects limited and conditioned as provided in this Award Certificate, in the Plan, and in the applicable Terms and Conditions, which are incorporated into this Award Certificate by reference.
1)Participant Information.
Participant Name: _____________
Grant Date: _________________
2)PSU Award Information.
Target Grant: ______
Performance Period: ______
Metrics and Weighting:
•Core Earnings Per Share (“Core EPS”): 70% weighting
•Three-year Relative Total Shareholder Return Percentile Rank (“TSR”): 30% weighting

Core EPS and Relative TSR Table
Payout Percentage	Core EPS	TSR
50% (Threshold)		25th Percentile
100% (Target)		50th Percentile
200% (Maximum)		75th Percentile
3)Participant’s Acknowledgments. The Participant shall be deemed to have accepted this Award Certificate on the date he or she indicates his or her online acceptance in etrade, the Company’s equity administrator. By accepting this Award Certificate, the Participant acknowledges that he or she: (a) has read this Award Certificate (including the Terms and Conditions); (b) has had the opportunity to be represented by legal counsel in connection with his or her acceptance of this Award Certificate; (c) understands the terms and consequences of this Award Certificate; and (d) is fully aware of the legal effect of this Award Certificate.
Simmons First National Corporation
_______________________________

2020 PSU Award Certificate

Terms and Conditions

Performance Share Unit Terms and Conditions
First Amended and Restated
Simmons First National Corporation 2015 Incentive Plan

1)Performance Share Units. A PSU is a hypothetical share of Simmons common stock. The value of a PSU on any given date shall be equal to the Fair Market Value of a Share on such date. Until it is paid, a PSU does not represent an equity (or any other) interest in Simmons and carries no voting or dividend rights.
2)Continuous Employment Requirement. Pursuant to the Award Certificate, the Participant has been granted PSUs in the Target Amount. These PSUs shall be converted to Company Shares in accordance with Section 3 of the Performance Share Unit Terms and Conditions (“Terms and Conditions”) only if the Participant is continuously employed by the Company from the Grant Date until the PSU attainment has been certified by the Administrator at the first regularly scheduled meeting following the date final financial results are available (“Certification Date”), except as otherwise provided in Section 5 of the Terms and Conditions (“Early Cancellation/Waiver of Continuous Employment Requirement”).
For purposes of this Section 2, the Participant shall not be treated as having experienced a termination if he or she is on an authorized leave of absence with the Company.
3)Award of PSUs.
i.Number of PSUs Awarded. Subject to Section 4 of the Terms and Conditions, if the Participant satisfies the continuous employment requirement in Section 2 of the Terms and Conditions, on the Certification Date the Participant shall be awarded Shares equal to the number of PSUs of the Target Grant (set forth in the Award Certificate) multiplied by the Final Payout Percentage (“Final Award”).
The Final Payout Percentage shall be calculated by multiplying the Payout Percentage for Core EPS by .7 and the Payout Percentage for TSR by .3 and then adding together the resulting numbers represented as a percentage. Notwithstanding anything to the contrary, in no event shall the number of Shares earned exceed 200% of the Participant’s Target Grant.
(i)Payout Percentage for Core EPS. For purposes of determining the Payout Percentage for Core EPS, attainment calculations under the Core EPS portion of the Core EPS and Relative TSR Table (“Table”) set forth in the Award Certificate shall be performed according the following:
•Core EPS shall be determined by the Administrator.
•Core EPS is computed by dividing reported core earnings (net income adjusted for nonrecurring items) by the weighted average diluted common shares outstanding during the period.  Nonrecurring items are determined by management and are reported in quarterly earnings releases (i.e. merger related cost, branch rightsizing cost, and others).
2020 PSU Terms and Conditions

•Core EPS shall be based on the Core EPS attained during the final year of the Performance Period.
•In between “Threshold” to “Target,” and “Target” to “Maximum,” the Payout Percentage is a sliding scale based on a straight line interpolation.
(ii)Payout Percentage for TSR. For purposes of determining the Payout Percentage for TSR, attainment calculations under the TSR portion of the Table set forth in the Award Certificate shall be performed according to the following:
•The TSR percentile rank attained shall be based on Simmons’ TSR for the Performance Period compared to other US banks contained in the KBW Regional Banking Index (KRXTR) on the last day of the Performance Period (“Index Banks”).
•The TSR calculation shall be based on an average of the first twenty (20) and final twenty (20) trading days in the Performance Period for the computation of both Simmons TSR and the TSR for Index Banks. The daily TSR computations shall be determined by the Administrator’s designee according to its standard TSR methodology.
•In between “Threshold” to “Target,” and “Target” to “Maximum,” the Payout Percentage is a sliding scale based on a straight line interpolation.
4)Discretion to Reduce or Increase Award. The Administrator reserves the right to adjust the amount payable under the Award Certificate in accordance with any standard or on any other basis as the Administrator may determine including individual performance or the Administrator’s discretion.
5)Early Cancellation/Waiver of Continuous Employment Requirement. The continuous employment requirement described in Section 2 of the Terms and Conditions may be waived or PSUs may be canceled as follows:
ii.Involuntary Termination without Cause, Voluntary Termination, or Termination for Cause. If the Participant is involuntarily terminated without Cause, quits, is terminated for Cause, or otherwise experiences a termination of employment before satisfying the continuous employment requirement set forth in Section 2 of the Terms and Conditions, and under circumstances not described in Subsections b), c), d), or e) below, all PSUs shall be canceled immediately and shall not be payable, except to the extent the Administrator decides otherwise.
iii.Retirement. If the Participant retires, the Participant shall be awarded PSUs for the Performance Period as if the Participant had satisfied the continuous employment requirement set forth in Section 2 of the Terms and Conditions, and unless otherwise provided by the Administrator, such PSUs shall be multiplied by a fraction, the numerator of which is the number of days in the Performance Period completed by the Participant as of the date of the retirement and the denominator of which is the number of years in the Performance Period multiplied by 365.
All PSUs for which the continuous employment requirement is waived pursuant to this Section 5)b) shall be payable at the time the PSUs would have been payable had the Participant been subject to and satisfied the continuous employment requirement set forth in Section 2 of the Terms and Conditions; payment will not be accelerated.
For purposes of this Section 5)b), “retire” means a voluntary termination of employment on or after the earlier of (i) age 65 or (ii) age 62 and 10 years of service. The Administrator has the discretion to determine whether years of service shall include service with a predecessor employer.

iv.Termination by Reason of Disability. If the Participant experiences a termination by reason of disability, the Participant shall be awarded PSUs for the Performance Period as if the Participant had satisfied the continuous employment requirement set forth in Section 2 of the Terms and Conditions.
All PSUs for which the continuous employment requirement is waived pursuant to this Section 5)c) shall be payable at the time the PSUs would have been payable had the Participant been subject to and satisfied the continuous employment requirement set forth in Section 2 of the Terms and Conditions; payment will not be accelerated.
v.Termination by Reason of Death. If the Participant experiences a termination by reason of death, the Participant shall be awarded PSUs for the Performance Period as follows:
(i)If the death occurs during the twelve (12) month period ending on the last day of the Performance Period, the Participant shall be awarded PSUs as if the Participant had satisfied the continuous employment requirement set forth in Section 2 of the Terms and Conditions.
All PSUs for which the continuous employment requirement is waived pursuant to this Section 5)d)1) shall be payable at the time the PSUs would have been payable had the Participant been subject to and satisfied the continuous employment requirement set forth in Section 2 of the Terms and Conditions; payment will not be accelerated.
(ii)If the death occurs at any time before the twelve (12) month period ending on the last day of the Performance Period, the Participant shall be awarded PSUs as if the Participant had satisfied the continuous employment requirement set forth in Section 2 of the Terms and Conditions, using the Target Payout Percentage.
All PSUs for which the continuous employment requirement is waived pursuant to this Section 5)d)2) shall be payable as soon as practicable after the Participant’s death, but no later than March 15 of the year following the year of the Participant’s death.
vi.Change in Control. If there is a Change in Control during the Performance Period and Participant is employed at the time of the Change in Control, the Participant shall be awarded PSUs for the Performance Period as follows:
(iii)If the Change in Control occurs at any time during the nine (9) month period beginning on the first day of the Performance Period, all PSUs shall be canceled immediately and shall not be payable, except to the extent the Administrator decides otherwise.
(iv)If the Change in Control occurs at any time after the nine (9) month period beginning on the first day of the Performance Period, the Participant shall be awarded PSUs as if the Participant had satisfied the continuous employment requirement set forth in Section 2 of the Terms and Conditions, using the Target Payout Percentage.
All PSUs for which the continuous employment requirement is waived pursuant to this Section 5)e), shall be payable as soon as practicable following the Change in Control.
i.Violation of Restrictive Covenants. All PSUs shall be canceled immediately, and shall not be payable upon the Participant’s breach, in the Administrator’s determination, of any confidentiality, non-disclosure, non-competition, or non-solicitation obligation, commitment or agreement with the Company.

6)Payment. Payment of the PSUs shall be made in Shares of Simmons common stock, except for any fractional Shares or dividend equivalent payments under Section 7, which shall be paid in cash. Unless otherwise provided in these Terms and Conditions, Payment shall be made as soon as practicable after the end of the Performance Period, but no later than March 15 of the year following the end of the Performance Period; provided that, no payments shall be made until the Administrator certifies that the performance goals have been attained. If the Participant dies before any payment due hereunder is made, such payment shall be made to the beneficiary designated by the Participant under the Plan and on file with the Company (or its designee) before the Participant’s death, or if none, to the Participant’s estate. Once a payment has been made with respect to a PSU, the PSU shall be canceled.
In no event shall any payment be made until the Participant has made full payment of any taxes required to be withheld by the Company, as determined by the Administrator.
7)Dividend Equivalent. As soon as administratively practicable following the Certification Date, each Participant will receive a cash payment equal to the value of the dividends that would have been paid by the Company during the Performance Period on the number of Shares issued to the Participant with respect to the PSUs. No other dividends will be paid in connection with the grant of PSUs evidenced by the Award Certificate.
8)Extraordinary Events. In determining Core EPS or TSR, and for other appropriate purposes under the Award Certificate or the Plan, the Administrator will have the discretion to take into consideration any or all of the following: (a) the effects of business combinations; (b) the effects of discontinued operations; (c) changes in accounting principles; (d) extraordinary items; (e) restructuring charges; (f) changes in tax law; (g) changes in capital structure and (h) any other items as determined by the Administrator. Items (a) through (g) will be as defined and as disclosed in Simmons’ financial statements.
9)Withholding.
ii.The Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, or local taxes required to be withheld with respect to the issuance, vesting, or payment pursuant to the Award Certificate.
iii.The Participant has had the opportunity to review with the Participant’s own tax advisors, the federal, state, local, and foreign tax consequences of the PSUs and the transactions contemplated by the Award Certificate. The Participant is relying solely on such advisors and not on any statements or representations made by the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this award.
10)Securities Laws. The Company shall not be required to issue or deliver any Shares prior to the admission of such shares to listing on any stock exchange on which the stock may then be listed and the completion of any registration or qualification of such shares under any federal or state law or rulings or regulations of any government body that the Company, in its sole discretion, determines to be necessary or advisable.
11)No Transfer. The Participant may not sell, assign, transfer, pledge, encumber, alienate, hypothecate, or otherwise dispose of the PSUs in the PSU Award or suffer any involuntary assignment or transfer of the PSU Award until such time as the PSU has been paid in accordance with Section 6 and fully converted into Simmons Shares.
12)Definitions. All capitalized terms that are not otherwise defined in these Terms and Conditions or the Award Certificate shall have the meanings set forth in the Plan.

13)Cancellation and Clawback. The PSUs shall be subject to cancellation, and all Shares delivered and other compensation paid pursuant to the award of PSUs (whether before or after the PSUs have been paid under Section 6) shall be subject to reimbursement to the extent required by the Administrator pursuant to the clawback provision set forth in the Plan and/or any other clawback procedure of the Company, as amended from time to time, and whether or not approved before or after the date of the Award Certificate. Simmons shall annul the Award Certificate if the Participant is an employee of the Company and is terminated for Cause or otherwise as required under the Plan.
14)Severability. If any provision of these Terms and Conditions should be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of these Terms and Conditions, and these Terms and Conditions shall be construed and enforced as if such illegal or invalid provision had never been included herein.
15)Entire Agreement. The Award Certificate, these Terms and Conditions, and the Plan constitute the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter of the Award Certificate, these Terms and Conditions, and the Plan.
16)Compliance with sections 409A of the Code. To the extent the PSUs are subject to section 409A of the Code, the Terms and Conditions are intended to avoid the adverse tax consequences of section 409A of the Code and shall be interpreted and administered accordingly. To the extent any provision of the Terms and Conditions are subject to and do not comply with final regulations or other guidance under section 409A of the Code, such provision shall be inoperative from the effective date of such final regulations or other guidance. The Company makes no representation or warranty regarding, and shall not be responsible for, any excise tax imposed under section 409A of the Code.